EXHIBIT 10.3

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (this "Agreement"), dated as of April 1, 2026, is entered into by and between MIT 130 BROOKLINE LEASEHOLD LLC, a Massachusetts limited liability company with an address c/o MIT Cambridge Real Estate LLC, One Broadway, Suite 09-200, Cambridge, MA 02142 ("Landlord"), and INTELLIA THERAPEUTICS, INC., a Delaware corporation with an address of 40 Erie Street, Cambridge, MA 02139 ("Tenant").

WHEREAS, Landlord and Tenant are the current parties to that certain Lease dated October 21, 2014, as amended by that certain First Amendment to Lease dated as of April 5, 2019, and as further amended by that certain Second Amendment to Lease (the “Second Amendment”) dated as of March 12, 2020 (collectively, the "Lease") for premises consisting of approximately 15,169 rentable square feet of space (as more particularly described in the Lease, the "Premises") in the building located at 130 Brookline Street, Cambridge, Massachusetts (the "Building");

WHEREAS, the Lease is scheduled to expire on May 31, 2031;

WHEREAS, Landlord and Tenant desire to terminate the Lease prior to the end of the Term of the Lease, but only upon compliance with the terms and conditions contained herein;

WHEREAS, it is the intention of Landlord and Tenant to settle and dispose of, fully and completely, certain claims, demands and cause or causes of action now existing or hereafter arising out of, in connection with, or incidental to the Lease or the Premises; and

WHEREAS, Landlord and Tenant wish to amend the Lease as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, Landlord and Tenant agree, effective as of the date hereof, as follows:

1.
Recitals; Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.
2.
Vacation and Surrender of Premises. Tenant shall fully vacate the Premises on or before December 31, 2026 (the "Termination Date"), time being of the essence, and thereupon shall surrender and deliver the Premises to Landlord in the condition required pursuant to the applicable provisions of the Lease (including, without limitation, Section 21.1 thereof) with all charges for Rent, utilities and other services rendered to the Premises (or relating thereto) prior to the Termination Date being paid, provided however, to the extent any invoices for utilities and other services rendered to the Premises (or relating thereto) prior to the Termination Date are delivered after the Termination Date, Tenant’s failure to pay such amount by the Termination Date shall not affect the Termination Date, however, Tenant’s obligation to pay for such utilities or services rendered to the Premises (or relating thereto) prior to the Termination Date shall survive the termination of the Lease. Notwithstanding any provisions of the Lease or this Agreement to the contrary, Tenant shall have no further rights with respect to the use of the Premises from and after the Termination Date. Landlord and Tenant hereby acknowledge and agree that, notwithstanding any term or condition of the Lease, including without limitation, Section 21.1 thereof to the contrary, Tenant shall have no obligation to remove (i) any alteration or improvements to the Premises existing as of the date of this Agreement, or (ii) any of the furniture, fixtures, or equipment listed on Exhibit C attached hereto.
3.
Termination of Lease. The Lease shall terminate as of 11:59 p.m. on the Termination Date as fully as if the Termination Date had been the expiration date of the Term originally set forth in the Lease. For the avoidance of doubt, (a) Tenant’s rights and obligations with respect to the Premises through the Termination Date shall be governed by the terms of the Lease as amended and affected by this Agreement, and accordingly Tenant shall timely perform all obligations of Tenant under the Lease accruing prior to the Termination Date, and (b) Tenant does not have the right to extend the Term of the Lease beyond the Termination Date.
4.
Termination Payment. In consideration for the early termination of the Lease, Tenant shall pay to Landlord a termination fee equal to Three Million Nine Hundred Fourteen Thousand and 00/100 Dollars ($3,914,000.00) (the “Termination Payment”), which Termination Payment is being accepted by Landlord in lieu of the performance of Tenant’s obligations, monetary or otherwise, under or related to the Lease accruing after the Termination Date, including, without limitation, obligations relating to Rent, utilities, parking, and other services rendered to the Premises (or relating thereto) (i) except as specifically set forth and reserved herein, and (ii) only so long as Tenant performs its remaining obligations under the Lease accruing prior to the Termination Date and its obligations under this Agreement. Fifty percent (50%) of the Termination Payment shall be paid on or before July 1, 2026, time being of the essence, in accordance with wire instructions provided by Landlord. The remaining fifty percent (50%) of the Termination Payment shall be paid on or before January 4, 2027, time being of the essence, in accordance with wire instructions provided by Landlord.
5.
Holdover. In the event Tenant fails to comply with the terms of this Agreement or repossesses (or attempts to repossess) the Premises, Landlord shall have the right to retain any and all payments made by Tenant pursuant to this Agreement and also shall have any and all other rights and remedies available to Landlord under the Lease, at law and in equity. In addition, Tenant and anyone claiming under Tenant remaining in possession of the Premises or any part thereof after the Termination Date shall be deemed a tenant-at-sufferance only. If Tenant fails to timely perform its obligations under Section 2 above, Tenant shall pay to Landlord, for each day after the Termination Date until such obligations are timely performed, as liquidated damages for the anticipated harm to be caused to Landlord resulting from any failure to timely deliver the Premises to the new tenant, an amount equal to 150% of the daily rate of rent, including additional rent and charges, payable under the Lease for the month in which the Termination Date occurs, with respect to the first ten (10) days, and at a daily rate equal to 200% thereof (or, if lesser, the highest rate chargeable under law) with respect to any period exceeding ten (10) days, and all other conditions of the Lease to be performed by Tenant shall continue in force; provided that, notwithstanding any of the foregoing to the contrary, Tenant shall remain liable for all damages, including without limitation all consequential, indirect and direct damages and lost profits, incurred by Landlord as a result of such failure. Nothing in this Section shall be construed to permit such holding over. Tenant acknowledges that Landlord has entered into a lease of the Premises for a term commencing after the Termination Date and Landlord is relying on Tenant’s timely performance of its obligations under Section 2 above, and Tenant shall be responsible for all costs, expenses, penalties and liabilities incurred by and/or imposed upon Landlord in connection with any delays in delivery to the new tenant arising from Tenant’s failure to timely perform its obligations under Section 2 above (including without limitation any rent abatements and/or concessions and any lost revenue arising from such tenant’s termination of its lease for late delivery of all or any of the premises demised thereunder).
6.
Alterations. Notwithstanding anything set forth in the Lease to the contrary, Tenant shall not perform any Alterations after the date of this Agreement. The foregoing shall not be deemed to diminish, reduce, amend or otherwise affect Tenant’s repair and maintenance obligations under the Lease.
7.
Transfers. Notwithstanding anything set forth in the Lease and/or this Agreement to the contrary, in the event Tenant desires to make any Transfer under the Lease after the date of this Agreement, Tenant shall pay the entire Termination Payment in full prior to the effective date of any such Transfer. Tenant shall not have the right to assign or otherwise transfer any of its rights or obligations under this Agreement other than an entity to which Tenant assigns all of its right, title and interest in and to the Lease and the Premises in accordance with the terms of the Lease.

8.
Right of First Offer. Sections 6, 7 and 8 of the Second Amendment are hereby deleted in their entirety and are of no further force and effect.
9.
Summary Process. If Tenant fails to timely perform its obligations under Section 2 above, Tenant expressly agrees that Landlord may file the summary process summons and complaint attached hereto as Exhibit A on or after January 11, 2027. Tenant agrees and acknowledges that Landlord may serve on Tenant the summary process summons and complaint by hand delivery to Pierce Atwood LLP, One Financial Center, Boston, Massachusetts 02110, Attention: Christopher J. Dole, Esq. and/or email to cdole@pierceatwood.com at any time after the Termination Date, which service by hand delivery and/or email shall constitute effective service of the summons and complaint. Tenant hereby waives any defenses to Landlord's right to recover possession as of the Termination Date and agrees not to interpose any such defense in any summary process action commenced by Landlord pursuant to this Section 9. Concurrently with the filing of the summary process summons and complaint, Landlord shall also have the right to file the Agreement for Judgment of Possession attached hereto as Exhibit B, which Agreement for Judgment of Possession will be executed by Tenant simultaneously with Tenant’s execution of this Agreement. Tenant agrees that Landlord shall be entitled to request that a Writ of Execution (“Execution”) issue immediately upon the filing of the Agreement for Judgment of Possession in accordance with this Section and Landlord shall have the right to take all steps necessary to recover possession of the Premises.
10.
Indemnification. Notwithstanding any other provision of this Agreement (including, without limitation, any releases or waivers) or the Lease to the contrary, Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all actions, costs, claims, damages, expenses (including without limitation attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures, or other civil, administrative or criminal penalties, injunctive or other relief, liabilities or losses which Landlord may incur with respect to (a) the collection of rent and all other sums due Landlord pursuant to this Agreement, (b) putting the Premises in the condition required at surrender pursuant to the terms of the Lease, as amended and/or modified by this Agreement, if Tenant has failed to do so prior to the Termination Date, (c) the payment of any outstanding charges due from Tenant in connection with utilities and other services rendered to the Premises (or relating thereto) prior to the Termination Date if Tenant has failed to pay same, and (d) the breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Agreement. All indemnifications given by Tenant in favor of Landlord in the Lease, Tenant’s obligations with respect to response actions as set forth in Section 17.5 of the Lease, and all obligations of Tenant to Landlord with respect to the surrender of the Premises in the Lease, including without limitation, the provisions of Section 21.1 of the Lease, shall survive the termination of the Lease.
11.
Releases. Except as to such rights or claims as may be created or otherwise preserved by this Agreement (including without limitation this Section 11), and except for indemnifications by Tenant set forth in the Lease, which indemnifications Tenant acknowledges shall survive the termination of the Lease, Landlord and Tenant each hereby releases, remises and forever discharges the other from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and all claims and liabilities arising out of, connected with or incidental to the Lease or the Premises to the extent same relate to events or occurrences after the Termination Date. For the avoidance of doubt, and notwithstanding anything set forth in this Agreement to the contrary, this Agreement does not release either party from any obligations accruing under the Lease on or before the Termination Date. The foregoing release of Tenant is conditioned on and subject to Tenant’s timely performance of its obligations under this Agreement. For the avoidance of doubt, if Tenant fails to timely pay any installment of the Termination Payment, which is a condition to the foregoing release in Tenant’s favor, the foregoing release of Tenant shall be null and void, and Landlord shall have all rights and remedies available under the Lease, at law and/or in equity for all amounts that would have been payable by Tenant under the Lease for the period after the Termination Date through May 31, 2031 (after giving credit for any portion of the Termination Payment theretofore paid by Tenant).

12.
Representations and Warranties. Tenant represents and warrants to Landlord that (a) Tenant has made such investigation of the facts pertaining to this settlement and this Agreement, and all matters pertaining thereto, as it deems necessary; (b) Tenant has read this Agreement and understands the contents hereof; (c) each of Tenant’s officers or other parties executing this Agreement on its behalf is empowered and authorized by all requisite action to do so and the Agreement thereby binds the respective entity and is enforceable in accordance with its terms; (d) the consummation of the transactions contemplated hereby does not require Tenant to obtain the consent of any governmental entity or third person, and does not and will not constitute a violation of documents or instruments under which Tenant is constituted or any agreement by which it or its properties may be subject or bound; (e) Tenant has not prior hereto assigned, transferred, or granted, or purported to assign, transfer or grant, its interest in the Lease or any claims, demands, cause or causes of action disposed of by this Agreement or related to the Lease or the Premises; (f) Tenant is not relying upon any statement of any other party in executing this Agreement, except as expressly stated in this Agreement; (g) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation; (h) Tenant has and is duly qualified to do business in the state in which the Property is located; and (i) Tenant has full corporate, partnership, trust, limited liability company or other appropriate power and authority to enter into this Agreement and to perform all of Tenant’s obligations hereunder.
13.
Severability. If any provision of this Agreement is held invalid or unenforceable with respect to any party, the remainder of this Agreement or the application of such provision to persons other then those as to whom it is held invalid or unenforceable, shall not be affected and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
14.
WAIVER OF JURY TRIAL. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THE LEASE OR THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.
15.
Limitation of Liability. Tenant shall neither assert nor seek to enforce any claim against Landlord, MIT 130 Brookline LLC (“Fee Owner”) or any Mortgagee, or the assets of any of the foregoing, for breach of the Lease, this Agreement or otherwise, other than against Landlord’s interest in the Building and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under the Lease and/or this Agreement. This Section 15 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord. In no event shall any officer, director, trustee, employee or representative of Landlord, Fee Owner or any Mortgagee ever be personally liable for any obligation under the Lease or this Agreement, nor shall Landlord, Fee Owner or any Mortgagee be liable for punitive, consequential or incidental damages or for lost profits whatsoever in connection with this Lease.
16.
Ratification. Except as affected hereby, the terms and conditions of the Lease shall remain unaffected. From and after the date hereof, all references to the Lease shall mean the Lease as affected hereby. Additionally, Tenant confirms and ratifies that, as of the date hereof and to its actual knowledge, (a) the Lease is and remains in good standing and in full force and effect, and (b) it has no claims, counterclaims, set‑offs or defenses against Landlord arising out of the Lease or the Premises or in any way relating thereto.
17.
Miscellaneous. Landlord and Tenant each warrants and represents to the other that, other than Cushman & Wakefield and CBRE (the “Brokers’), it has dealt with no other broker in connection with this Agreement, which Brokers Landlord hereby agrees to compensate pursuant to a separate agreement. In the event of any conflict between the Lease and this Agreement, this Agreement shall control. This Agreement shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts. This Agreement is binding upon and shall inure to the benefit of the Landlord and Tenant, their respective successors and assigns. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Agreement nor the intent of any provisions thereof. Each party has cooperated in the drafting and preparation of this Agreement and, therefore, in any construction to be made of this Agreement, the same shall not be construed against either party. Consistent with Section 20.4 of the Lease, Tenant shall reimburse Landlord for all out-of-pocket costs and expenses, including without limitation reasonable legal fees, incurred in enforcing any obligation of Tenant under this Agreement. This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all parties. This Agreement, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by a written instrument signed by all the parties. A PDF or other electronic signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first set forth above.

LANDLORD: MIT 130 BROOKLINE LEASEHOLD LLC

By: MIT Cambridge Real Estate LLC, its manager

By: __/s/ Seth D. Alexander____________________

Seth D. Alexander, President, and not individually

TENANT: INTELLIA THERAPEUTICS, INC.

By: __/s/ Edward Dulac_______________________

Name: Edward Dulac

Title: Chief Financial Officer, and not individually

EXHIBIT A

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EXHIBIT B

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EXHIBIT C

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